Exhibit 21

Subsidiaries of Registrant

1.	Key Tronic Juarez, SA de CV
100% owned subsidiary
Incorporated in Mexico

2.	Key Tronic China LTD
100% owned subsidiary
Incorporated in the State of Washington

3.	Key Tronic Computer Peripherals (Shanghai) Co. LTD
100% owned subsidiary
Incorporated in Republic of China

4.	CDR Manufacturing, LLC
100% owned subsidiary
Organized in the State of Kentucky

5.	Key Tronic Viet Nam Company Limited
100% owned subsidiary
Viet Nam - WFOE